UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) May 17, 2021

TEXAS MINERAL RESOURCES CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-53482	87-0294969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 El Paso St.
Sierra Blanca, TX 79851
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (915) 369-2133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

General

USA Rare Earth Agreement

In August 2018, Texas Mineral Resources Corp (“TMRC”) and Morzev Pty. Ltd. (“Morzev”) entered into an agreement (the “2018 Option Agreement”) whereby Morzev was granted the exclusive right to earn and acquire a 70% interest in TMRC’s Round Top Project (“Project” or “Round Top”) by financing $10 million of expenditures in connection with the Project, increasable to an 80% interest for an additional $3 million payment to TMRC. The 2018 Option Agreement contained customary representations, warranties and covenants. In September 2018 and October 2018, TMRC and Morzev entered into minor, non-substantive amendments to the 2018 Option Agreement and, in connection with the agreement, Morzev purchased 646,054 shares of TMRC common stock for $140,000 in November 2018. Morzev began operating as USA Rare Earth, LLC (“USARE”) and in May 2019 notified TMRC that it was nominating USARE as the optionee under the terms of the 2018 Option Agreement. In August 2019, TMRC and USARE entered into an amended and restated option agreement as further amended on June 29, 2020 (the “2019 Option Agreement” and collectively with the 2018 Option Agreement, the “Option Agreement”), whereby TMRC restated its agreement to grant USARE the exclusive right to earn and acquire a 70% interest, increasable to an 80% interest, in the Round Top Project. The 2019 Option Agreement has substantially similar terms to the 2018 Option Agreement.

On May 17, 2021, and in accordance with the terms of the Option Agreement, TMRC and USARE entered into a contribution agreement (“Contribution Agreement”) whereby each of TMRC and USARE contributed assets to Round Top Mountain Development, LLC (“Company”), a wholly-owned subsidiary of TMRC, in exchange for their ownership interests in the Company, of which TMRC now owns 20% of the Company and USARE owns 80% of the Company. Concurrently therewith, TMRC and USARE as the two members entered into a limited liability company agreement (“Operating Agreement”) governing the operations of the Company which contains customary and industry standard terms as contemplated by the Option Agreement. USARE will serve as manager of the Company.

Contribution Agreement

Upon entry into the Contribution Agreement, TMRC assigned the following contracts and assets to the Company in exchange for its 20% ownership interest in the Company:

•the assignment and assumption agreement with respect to the mining leases from TMRC to the Company, effective May 17, 2021;

•the assignment and assumption agreement with respect to the surface lease from TMRC to the Company, effective May 17, 2021;

•the assignment and assumption agreement with respect to the surface purchase option from TMRC to the Company, effective May 17, 2021;

•the assignment and assumption agreement with respect to the water lease from TMRC to the Company, effective May 17, 2021; and

•the bill of sale and assignment agreement of existing data with respect to Round Top owned by TMRC.

and USARE assigned the following assets to the Company (or TMRC, as applicable) for its 80% interest in the Company:

•cash to the Company to continue to fund Round Top operations in the amount of approximately $3,761,750 comprising the balance of the $10 million required expenditure to earn a 70% interest in the Company;

•cash in the amount of $3 million to TMRC upon exercise of the USARE option to acquire from TMRC an additional 10% interest in the Company, resulting in the aggregate ownership interest of 80% in the Company;

•bill of sale and assignment agreement of the Pilot Plant to the Company;

•the assignment and assumption regarding relevant contracts and permits with respect to Round Top owned by TMRC; and

•bill of sale and assignment agreement of existing data and intellectual property owned by USARE to the Company.

Operating Agreement

The Operating Agreement provides for the following:

Interests. Pursuant to the Operating Agreement, USARE owns 80% of the Company and TMRC owns 20% of the Company. These ownership interests will be adjusted further under a variety of circumstances, including a decision by a member not to participate fully in a program and budget (“Budget”). USARE’s contribution of approximately $3,761,750 in cash to the Company will be used first to fund operations pursuant to the initial Budget. Once that amount is exhausted, USARE and TMRC will be obligated, subject to an election to dilute, to fund further expenditures in proportion to their respective ownership interests.

Cash Calls. USARE, as manager, will issue monthly cash calls pursuant to adopted Budgets. Both parties, as members, will have 10 days after receipt of such a billing to meet the cash call. Failure to meet a cash call results in dilution; provided that successive failures in the same budgetary period can result in accelerated dilution or a default loan at a default interest rate. If a member (the “Delinquent Member”) does not contribute all or any portion of any additional capital contribution that such member is required to contribute (the “Default Amount”), then the other member (the “Non-Defaulting Member”) may elect to contribute the Default Amount to the Company, or not to contribute the Default Amount to the Company and, in both cases, the interests of the members will be recalculated. If the default by the Delinquent Member is the second or any subsequent default during the period of any adopted Budget, the Non-Defaulting Member may elect to contribute the Default Amount to the Company on behalf of the Delinquent Member and to reduce the ownership interest of the Delinquent Member by an amount (expressed as a percentage) equal to: (i) 150%; multiplied by the Default Amount; divided by (ii) the aggregate contributed capital of all members (determined after taking into account the contribution of the Default Amount on behalf of the Delinquent Member). The interest of the Non-Defaulting Member will be increased by the reduction in the interest of the Delinquent Member.

Management. A management committee will make the major decisions of the Company, such as approval of Budgets, and the manager will implement such decisions. The management committee consists of three representatives of the members, with two being appointed by USARE and one by TMRC (initially being Dan Gorski). The representatives vote the ownership percentage interests of their appointing member.

Management Committee Meetings. Meetings will be held every three months unless otherwise agreed. For matters before the management committee that require a vote, voting is by simple majority except for certain “major decisions” that require a unanimous vote. So long as TMRC maintains a 15% or greater ownership interest, the nine decisions identified in the bullet points below require unanimous approval. If TMRC’s ownership interest falls below 15%, the number of unanimous decisions is reduced to five (being the first five bullet points below). If TMRC is acquired by a REE Mining Company or sells its ownership interest to a REE Mining Company, in each case who elects a majority of TMRC’s board, this unanimous approval requirement can be suspended by USARE, at its option. The major decisions requiring unanimous approval, as set forth above, are:

•approval of an amendment to any Budget that causes the Budget to increase by 15% or more, except for emergencies;

•other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in operations, the consummation of a project financing or the incurrence by the Company of any indebtedness for borrowed money that requires the guarantee by any member of any obligations of the Company;

•substitution of a member under certain circumstances and dissolution of the Company;

•the issuance of an ownership interest or other equity interest in the Company, or the admission of any person as a new member of the Company, other than in connection with the exercise of a right of first offer by a member;

•the redemption of all or any portion of an ownership interest, except for limited circumstances provided for in the Operating Agreement;

•a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due, or to consent to any receivership of the Company;

•acquisition or disposition of significant mineral rights, other real property or water rights outside of the area of interest as set forth in the Operating Agreement or outside of the ordinary course of business;

•the merger of the Company into or with any other entity; and

•the sale of all or substantially all of the Company’s assets.

Manager. The manager will manage, direct and control operations in accordance with Budgets, will prepare and present to the management committee proposed Budgets, and will generally oversee and implement all of the day to day activities of the Company. The manager will conduct necessary equipment and materials procurement and property and equipment maintenance activities, with all operations to be conducted in accordance with adopted Budgets. Before completion of the initial Budget, the manager will propose the next Budget. TMRC will have the ability to accept, comment on and propose rejection of the proposed Budget and the manager is obligated to negotiate with TMRC in good faith to develop an acceptable Budget. Voting for the adoption of such next proposed program and Budget will be by a simple majority vote.

Each member has the right to elect not to contribute fully or not to contribute at all to an adopted Budget. If a member does not contribute fully or at all, the other member has the right to make up some or all of the shortfall. In either case, the ownership interests of the members are recalculated and the non-contributing member is “diluted” on a straight-line basis. The same process is applied if the manager proposes to amend an adopted Budget by more than 15% and the proposal is approved.

Reports. The manager shall provide to the management committee periodic reports, including statements of accounts reflecting in detail the charges and credits to the business account during the preceding month, quarterly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget, summaries of data, and a final report after completion of a Budget.

Distributions. Cash in excess of authorized reserves will be distributed to the members on a periodic basis as determined by the management committee. No member will have the right to demand distributions in kind. The Company will be required to make tax distributions to each member. USARE will have the right to purchase products at fair value or to market and sell products to third parties. If, during any period, products have been produced by the Company and are available for sale but are not sold and a cash call or cash calls are made, then USARE is obligated to fund the monthly cash call or monthly cash calls on behalf of TMRC, at no cost or expense to TMRC, and the monthly cash call or monthly cash calls will be recovered by USARE solely out of TMRC’s proportional interest in such products when sold.

Permitted Transfers. Certain transfers are permitted under the Operating Agreement, including transfers to affiliates or through certain mergers or other forms of business reorganization. A member may also encumber its ownership interest provided that if the ownership interest is foreclosed upon, the other member has a pre-emptive right to acquire such ownership interest at the foreclosure sale. If the transfer is a “permitted transfer,” the transferee if automatically admitted as a member; otherwise unless the other member agrees, the transferee is only an economic interest holder with no voting or other rights held by a member.

Right of First Offer. If a member desires to transfer all or a portion of its ownership interest to a third party (other than a permitted transfer), it may do that without the consent of the other member so long as it gives the other member the first right to purchase its ownership interest on the same terms. If the other member does not elect to purchase the ownership interest on such terms, the member may sell its ownership interest on such terms and the transfer will be a permitted transfer.

Drag-Along Right. If USARE accepts a bona fide offer to purchase its entire ownership interest and all other rights under the Operating Agreement from an unrelated third party, TMRC will then be obligated to sell its entire ownership interest and all other rights under the Operating Agreement to the unrelated third party on the same terms and conditions as are accepted by USARE.

Involuntary Resignation – Elimination of Minority Interest. If a member’s ownership interest is reduced through dilution to less than 5%, the member will be deemed to have resigned from the Company and will relinquish its ownership interest to the Company, in exchange for the right to receive 5% of net proceeds, if any, from the sale of products by the Company.

Intellectual Property. Each of the members are entitled to retain ownership of all intellectual property (“IP”) developed by it prior to the date of the Operating Agreement but each grants a free license to the Company to use such IP. All IP developed by the Company is owned by the Company. In addition, USARE and the Company grant a free license to TMRC to use or licenses all IP to process REEs so long as the use or license is not for processing REEs for a REE Mining Company.

Exhibits

The above descriptions of the Contribution Agreement and Operating Agreement do not purport to be complete and are qualified in their entirety by the full text of the referenced agreements which are incorporated herein, attached as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Contribution Agreement, effective as of May 17, 2021, among USA Rare Earth, LLC, Texas Mineral Resources Corp., and Round Top Mountain Development, LLC

10.2	Limited Liability Company Agreement dated effective as of May 17, 2021, among USA Rare Earth, LLC, Texas Mineral Resources Corp., and Round Top Mountain Development, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS MINERAL RESOURCES CORP.

DATE: May 21, 2021	By:	/s/ Daniel E. Gorski
Daniel E. Gorski
Chief Executive Officer